EXHIBIT 21

                             LIST OF SUBSIDIARIES OF
                         HALLWOOD ENERGY PARTNERS, L. P.


HEP Operating Partners, L.P., a Delaware limited partnership
EDP Operating, Ltd., a Colorado limited partnership
SODP, Inc., a Texas corporation
Hallwood Oil and Gas, Inc., a California corporation
Hallwood Petroleum, Inc., a Delaware corporation
Hallwood Consolidated Resources Corporation, a Delaware corporation
May Drilling Partnership 1983-1, a Texas general partnership
May Drilling Partnership 1983-2, a Texas general partnership
May Drilling Partnership 1983-3, a Texas general partnership
May Drilling Partnership 1984-1, a Texas general partnership
May Drilling Partnership 1984-2, a Texas general partnership
May Drilling Partnership 1984-3, a Texas general partnership
Hallwood Spraberry Drilling Company, L.L.C., a Colorado limited liability company
Hallwood San Juan, L.L.C., a Delaware limited liability company
Sunburst Exploration, Inc., a California corporation